Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brinker International:
We consent to the incorporation by reference in the Registration Statements No. 333-125289 and No. 333-157050 on Form S-8 of Brinker International, Inc. of our report dated May 22, 2014, with respect to the statements of net assets available for benefits of the Brinker International 401(k) Savings Plan as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of schedule H, line 4i- schedule of assets (held at end of year) as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of the Brinker International 401(k) Savings Plan .

/s/ Whitley Penn LLP

Dallas, Texas
May 22, 2014

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